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                                                                    EXHIBIT 4.3



                            CENTRUM INDUSTRIES, INC.

                             STOCK OPTION AGREEMENT


         THIS AGREEMENT is made as of the 10th day of June,1998, by and between Centrum Industries, Inc., a Delaware corporation ("Centrum") and ______________ ("Employee").

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

         SECTION 1 - GRANT OF OPTION. Centrum hereby grants to Employee the right and option to purchase from it, on the following terms and conditions, all or any part of an aggregate of _____________________________________ (_______)
shares of Centrum's common stock $.05 par value (the "Shares"). The purchase price for all Shares shall be Two and 00/100 Dollars ($2.00) per share, exercisable and payable as hereinafter provided. This price per share represents the fair market value for these shares as of this date, as determined by Centrum's Board of Directors.

         SECTION 2 - EXERCISE OF OPTION; CHANGE OF CONTROL. The Employee may elect to exercise the option at any time. Notwithstanding the above, if Centrum's officers or directors execute a letter of intent (binding or non-binding) by which Centrum will become a party to a transaction which will effect a "Change of Control" of Centrum, Employee must exercise his/her options within the thirty (30) day period following the date of notice to Employee that a letter of intent has been entered into, or else the option and all rights granted by this Agreement, to the extent those rights have not been exercised, will terminate and become null and void. No partial exercise of such option may be for less than one (1) full Share. For purposes of this Agreement "Change of Control" shall be effected if (i) Centrum merges with or into or consolidates with another corporation following the requisite approval of the shareholders of Centrum of such merger or consolidation and, after giving effect to such merger or consolidation, less than fifty-one (51%) of the then outstanding voting securities of the surviving or resulting corporation represent or were issued in exchange for voting securities of Centrum outstanding immediately prior to such merger or consolidation; (ii) there is a sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Centrum following the requisite approval of the shareholders of Centrum of such transaction or series of transactions; or (iii) the requisite approval of the shareholders of Centrum is obtained to approve any plan or proposal for the liquidation or dissolution of Centrum. The option shall be exercisable only by Employee during his/her lifetime and only if Employee was an employee of Centrum or a Centrum affiliate on the date three (3) months prior to the date of exercise. If Employee is disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), the reference to the three (3) month period above shall be read as one (1) year.


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         SECTION 3 - METHOD OF EXERCISE. The option granted under this Agreement shall be exercisable as provided above, upon written notice to Centrum and the payment in cash to Centrum of the full purchase price of the Shares which the Employee elects to purchase.

         SECTION 4 - TERMINATION OF EMPLOYMENT. In the event that an Employee shall cease to be employed by Centrum or a Centrum affiliate, whether voluntarily or involuntarily, for any reason other than death or disability, all of Employee's rights to further exercise his/her option(s) shall expire three
(3) months after the date of termination of employment; provided, however, that no option shall be exercisable after the expiration date set forth in Section 6. A leave of absence with the express written consent of Centrum shall not be considered termination of employment for purposes of this Section 4.

         SECTION 5 - DEATH OR DISABILITY OF EMPLOYEE. In the event of the death or disability of an Employee while employed by Centrum or a Centrum affiliate, his/her right to purchase Shares may be exercised (to the extent that Employee was entitled to do so at the date of his/her death or disability) by him/her or, in the case of the death of Employee, by his/her personal representative or by any person or persons who shall have acquired the option directly from Employee by will or by the laws of descent and distribution, at any time within three (3) months after the date of his/her death or disability; provided that if an Employee is disabled as defined in Section 2 of this Agreement, the three (3) month period referred to above shall be read as one (1) year. Notwithstanding anything herein to the contrary, no option shall be exercisable after the expiration of the term of the option set forth in Section 6.

         SECTION 6 - TERMINATION OF OPTION. The option and all rights granted by this Agreement, to the extent those rights have not been exercised will terminate and become null and void at 5:00 p.m. on June 10, 2008.

         SECTION 7 - SHARES AS INVESTMENT. By accepting this option, the Employee acknowledges that any and all Shares purchased pursuant to the exercise of the option under this Agreement shall be acquired for investment and not for distribution, and upon the delivery of any and all of the Shares due to the exercise of the option granted hereunder, the Employee shall deliver to Centrum a representation in writing and in a form acceptable to Centrum that such Shares are being acquired in good faith for investment and not for distribution. This
Section 7 shall not apply in the event that the Shares have been registered pursuant to the Securities Act of 1933 and applicable state securities laws.

         SECTION 8 - RESTRICTIONS ON SHARES. Initially, the Shares issued pursuant to the exercise of the option granted in Section 1 may not be registered under federal securities laws or the securities of any state and may, therefore, be deemed restricted and certain restrictions will be applicable upon the resale of such security. Each Share may, upon issuance, contain a restrictive legend in substantially the following form:


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                  The common stock represented by this certificate has not been registered under the Securities Act of 1933, as amended or under the securities laws of any state. Each holder desiring to transfer the common stock must furnish Centrum with a written opinion reasonably satisfactory to Centrum in the form and substance from counsel reasonably satisfactory to Centrum by reason of experience to the effect that the holder may transfer the common stock as desired without registration under the Securities Act or the securities laws of any state.

It is Centrum's present intention to file a registration statement with the Securities and Exchange Commission to register this option and the underlying Shares in the near future. This Section 8 will not apply in the event that the Shares have been registered pursuant to the Securities Act of 1933 and applicable state securities laws.

         SECTION 9 - DILUTION OR OTHER AGREEMENT. In the event that additional Shares are issued pursuant to a stock split or a stock dividend, the number of Shares then covered by each outstanding option granted hereunder shall be increased proportionately with no increase in the total purchase price of the Shares then so covered. If the issued and outstanding Shares are reduced by a reverse stock split or other combination of Shares, (other than by a transaction described in Section 2 of this Agreement), the number of Shares then covered by each outstanding option granted hereunder shall be reduced proportionately with no reduction in the total price of the Shares then so covered. In the event that Centrum should transfer assets to another corporation and distribute the stock of such other corporation without the surrender of Shares, and if such distribution is not taxable as a dividend and no gain or loss is recognized by reason of Section 355 of the Code, or some similar section, then the total purchase price of the Shares shall be reduced by an amount which bears the same ratio to the total purchase price then in effect as the market value of the stock distributed with respect to the Shares immediately following the distribution, bears to the aggregate of the market value of such time of a Share and the stock distributed in respect thereof. No fractional shares shall be issued, and any fractional Shares resulting from the computations pursuant to this Section 9, shall be eliminated from the option. No adjustment shall be made for cash dividends or the issuance to stockholders of rights to subscribe for additional Shares or other securities.

         SECTION 10 - RIGHT OF SHAREHOLDER. The Employee shall not have any rights or privileges of a shareholder of Centrum in respect with the Shares transferable upon exercise of the option granted under this Agreement, unless and until certificates representing such Shares shall have been endorsed, transferred, and delivered and the transferee has caused his/her name to be entered as the shareholder of record on the books of Centrum.

         SECTION 11 - NON-TRANSFERABILITY. The option shall not be transferable and the option may be exercised, during the lifetime of the Employee only by him/her.




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Except as specifically provided in this Agreement, the option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, including but not limited to a decree in a domestic relations proceeding, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the option, and the levy of any execution, attachment, or similar process upon the option in violation of this Agreement, shall be null and void and without effect.

         SECTION 12 - AFFILIATE. As used herein, the term "affiliate" shall mean any present or any future corporation which would be deemed an affiliate of Centrum in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934.

         SECTION 13 - NONCOMPETITION. Employee acknowledges and agrees that in the performance of his duties of employment with Centrum and/or any subsidiary (collectively and individually the "Employers") he may be in contact with customers, potential customers and/or information about customers or potential customers of the Employers either in person, through the mails, by telephone or by other electronic means. Employee also acknowledges and agrees that trade secrets and confidential information of the Employers, more fully described in paragraph 13(c) of this Agreement, gained by Employee during his employment with the Employers, have been developed by the Employers through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Employers. Employee further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Employers' businesses that Employee not divert business or customers from the Employers and that the Employee maintain the confidentiality and integrity of the Confidential Information as hereinafter as defined:

                  (a) Employee agrees that he will not, during his employment by the Employers and for a period of one year after such employment ends, whether by action of the Employee or the Employers (the "Business Protection Period"):

                           (i) solicit, divert, entice or take away any
                  customers, business, patronage or orders of the Employers with whom the Employee has had contact, involvement or responsibility during his or her employment with the Employers, or attempt to do so, for the sale of any product or service that competes with a product or service offered by the Employers; or

                           (ii) solicit, divert, entice or take away any
                  potential customer identified, selected or targeted by the Employers with whom the Employee has had contact, involvement or responsibility during his or her employment with the Employers, or attempt to do so, for the sale of any product or service that competes with a product or service offered by the Employers.

                  Nothing contained in this paragraph 13(a) shall preclude Employee from accepting employment with a company, firm, or business that competes with the Employers so long as the Employee's activities do not violate the




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                  provisions of subparagraph 13(a)(i) and 13(a)(ii) above or any of the provisions of paragraphs 13(b) and 13(c) below.

                  (b) Employee agrees that he will not directly or indirectly at any time during the Business Protection Period solicit or induce or attempt to solicit or induce any employee of the Employers to terminate his or her employment, representation or other association with the Employers.

                  (c) Employee will keep in strict confidence, and will not, directly or indirectly, at any time during or after the term of this Agreement, disclose, furnish, disseminate, make available or use (except in the course of performing his duties of employment with the Employers) any trade secrets or confidential business or technical information of the Employers or their customers (the "Confidential Information"), without limitation as to when or how Employee may have acquired such information. The Confidential Information shall include the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to the Employers' customers or prospective customers, the Employers' customer list, contract information including terms, pricing and services provided, information received as a result of customer contacts, the Employers' products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which the Employers may be a party. The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Employee. Employee specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of Employee and whether compiled by the Employers and/or Employee, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Employers to maintain the secrecy of such information, that such information is the sole property of the Employers and that any retention and use of such information during or after the Employee's employment with the Employers (except in the course of performing his duties of employment with the Employers) shall constitute a misappropriation of the Employers' trade secrets. Employee further agrees that, at the time of termination of his employment he will return to the Employers, in good condition, all property of the Employers, including, without limitation, the Confidential Information. In the event that said items are not so returned, the Employers shall have the right to charge Employee for all reasonable damages, costs, attorney's fees and other expenses incurred in searching for, taking, removing, and/or recovering such property. In the event that the Employee is advised in writing by his legal counsel that he is required by subpoena or other legal process to disclose any of the Confidential Information, he shall promptly notify the Employers of this situation and he shall promptly provide the Employers with a copy of the written advice of legal counsel so that the Employers may seek a protective order or other appropriate remedy. If a





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         protective order or other appropriate remedy is not obtained in a easonable period of time, the Employee may furnish only that portion of the Confidential Information that he is advised by his legal counsel is legally required.

         SECTION 14 - NOTICES. Any notice to be given under the terms of this Agreement shall be addressed to Centrum in care of its President at 6135 Trust Drive, Suite 104A, Holland, Ohio 43528 with a copy to John W. Hilbert II, Esq., Fuller & Henry P.L.L., One SeaGate, 17th Floor, P. O. Box 2088, Toledo, Ohio 43603 and any notice to be given to Employee shall be addressed to him/her at the address set forth beneath his/her signature below, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed duly given when mailed by prepaid regular, registered, or certified mail.

         SECTION 15 - BINDING EFFECT. This Agreement shall be binding upon Employee and his/her executors administrators, and representatives and assigns, and upon Centrum and its successors and assigns.





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IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

                                   CENTRUM INDUSTRIES, INC.



                                   By:
                                      ---------------------------------------
                                      George H. Wells, Chairman of the Board,
                                      Chief Executive Officer and President

                                   "EMPLOYEE"


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                                   EMPLOYEE'S ADDRESS FOR NOTICE PURPOSES:


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